Exhibit 99.1

Sotera Health Reports Second-Quarter and First-Half 2022 Results
•Q2 2022 net revenues of $267 million increased 6%, compared to Q2 2021
•Q2 2022 net income of $30 million or $0.11 per diluted share, compared to net income of $43 million or $0.15 per diluted share in Q2 2021
•Q2 2022 Adjusted EBITDA of $136 million increased 1%, compared to Q2 2021
•Q2 2022 Adjusted EPS of $0.27 increased $0.01, compared to Q2 2021
•Narrowing full-year 2022 net revenues and Adjusted EBITDA outlook in the range of $1.0 to $1.022 billion and $515 to $525 million, respectively
CLEVELAND, OH, August 4, 2022 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the three and six months ended June 30, 2022.
Second-quarter 2022 net revenues increased 5.8% to $267 million, compared with $252 million in the same period a year ago. Net revenues increased approximately 9% on a constant currency basis. Net income attributable to Sotera Health (“net income”) was $30 million, or $0.11 per diluted share, compared with net income of $43 million, or $0.15 per diluted share in the second quarter of 2021. Adjusted EBITDA for the second-quarter 2022 increased 1.2% over the second quarter of 2021 to $136 million. Second-quarter 2022 adjusted earnings per diluted share (“Adjusted EPS”) was $0.27, compared to $0.26 in the second quarter of 2021. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.

For the first six months of 2022, net revenues increased 8.5% to $503 million, compared to $464 million for the same period in 2021. Net revenues increased approximately 11%, on a constant currency basis. Net income was $61 million, or $0.22 per diluted share for the first half of 2022, compared with net income of $53 million, or $0.19 per diluted share, for the same period last year. First half of 2022 Adjusted EBITDA increased 4.8% to $251 million and Adjusted EPS grew by $0.05 to $0.49 compared to the first half of 2021. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.
“Today, we are reporting another quarter of top and bottom-line growth,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “Our business model proves to be durable across all of our business segments, despite a shifting macroeconomic environment. Our three businesses are executing their strategic plans by leveraging deep industry and regulatory expertise, investing in global production capacity, upgrading already reliable operating sites, and managing a complex global supply chain. We continue to deliver mission-critical services and products to our customers, and ultimately to patients and healthcare providers across the globe.”
Petras also stated, “Based on our financial performance during the first half of 2022 and with better visibility into the remainder of the year, we are now narrowing our 2022 guidance. Net revenues outlook is in the range of $1.0 to $1.022 billion, and Adjusted EBITDA outlook is in the range of $515 to $525 million. Our focus continues to be on providing high-quality service to our customers, while remaining committed to our mission, Safeguarding Global Health®.”

Second-Quarter and First-Half 2022 Highlights by Business Segment
Sterigenics
For the second quarter of 2022, Sterigenics net revenues were $158 million, an increase of 8.7% compared to the second quarter a year ago. Second quarter 2022 segment income increased 6.9% to $85 million. For the first six months of 2022, Sterigenics net revenues were $307 million, an increase of 11.2% compared to the same period in 2021. Segment income increased 11.1% to $165 million.
Revenue and segment income growth for the second quarter of 2022 were driven by favorable pricing, volume and mix, partially offset by an unfavorable impact from foreign currency exchange rates. Second quarter 2022 segment income margin decline was driven by a timing of contractual pricing actions versus realized inflation.
Nordion
For the second quarter of 2022, Nordion net revenues were $50 million, an increase of 2.8% compared to the second quarter a year ago. Second quarter 2022 segment income declined 3.8% to $30 million. For the first six months of 2022, Nordion net revenues were $84 million, an increase of 12.6% compared to the same period in 2021. Segment income increased 8.7% to $49 million.
Revenue growth for the second quarter of 2022 was driven by favorable pricing, partially offset by an unfavorable impact from foreign currency exchange rates. Second quarter 2022 segment income and segment income margin decline from second quarter 2021 was driven by less favorable product mix and an unfavorable impact from foreign currency exchange rates.
Nelson Labs
For the second quarter of 2022, Nelson Labs net revenues were $58 million, an increase of 1.3% compared to the second quarter a year ago. Segment income declined 11.6% to $21 million. For the first six months of 2022, Nelson Labs net revenues were $112 million, a decline of 0.9% compared to the same period in 2021. Segment income declined 18.8% to $38 million.
Revenue growth for second quarter 2022 was driven by revenue from recent acquisitions and favorable pricing, partially offset by the decline in pandemic-related testing volumes as well as changes in foreign currency exchange rates. Second quarter 2022 segment income decline was driven by the reduction in demand for pandemic-related testing offset by the incremental contribution of the RCA acquisition and favorable pricing. Segment income margin decline was due to dilution from recent acquisitions and less favorable mix due to a reduction in demand for pandemic-related testing. Second-quarter 2022 margin improved over 400 basis points from first quarter of 2022 as Omicron-related capacity constraints diminished and volume from high-value testing services, other than pandemic-related testing, was favorable.
Balance Sheet and Liquidity
As of June 30, 2022, Sotera Health had $1.80 billion of total debt and $141 million of cash and cash equivalents, compared to $1.79 billion of total debt and $107 million of cash and cash equivalents as of December 31, 2021. The majority of the Company’s debt does not mature until 2026. Sotera Health’s net leverage ratio as of June 30, 2022 remained stable at 3.4x, within the Company’s stated range of 2.0x to 4.0x, and liquidity remains strong. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.

2022 Outlook
Today, Sotera Health is providing an update on its full-year 2022 outlook, which was first provided on March 1, 2022. The Company’s new outlook is:
•Net revenues in the range of $1.0 to $1.022 billion, from previous guidance of $1.0 to $1.03 billion, representing growth of approximately 7% to 10%, compared to the prior year,
•Adjusted EBITDA in the range of $515 to $525 million, from previous guidance of $515 to $535 million, representing growth of approximately 7% to 9%, compared to the prior year,
•Tax rate applicable to Adjusted Net Income in the range of 29% to 30%,
•Adjusted EPS in the range of $0.93 to $0.97 from previous guidance of $0.93 to $0.99 representing growth of 6% to 10% versus the prior year,
•A fully diluted share count in the range of 280 million to 282 million shares on a weighted-average basis,
•Capital expenditures in the range of $140 million to $170 million, and
•Net leverage reduction of approximately 1⁄2 of a turn.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of ethylene oxide (“EO”) and cobalt-60 (“Co-60”), the impact of inflationary trends including their impact on energy prices and the supply of labor, the impact of the COVID-19 pandemic including the rate of recoveries of elective procedures and new product development testing, and the expectation that exchange rates as of second-quarter 2022 remain constant for the remainder of 2022. Our outlook is based on current plans and expectations and is subject to several known and unknown risks and uncertainties, including those set forth below under “Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Time today. Participants may access the conference call live via webcast on the ‘Presentations & Events' page of Sotera Health’s website at https://investors.soterahealth.com/events-and-presentations. To participate via telephone, registration is required. The Company advises attendees to register in advance at this link to avoid delays in joining the call. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website.
Updates can be found from time to time on recent developments in matters relevant to investors on the Investor Relations section of the Company’s website at https://investors.soterahealth.com. For developments related to EO, updates can be found at https://investors.soterahealth.com/ethylene-oxide-eo-overview.

Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident” or the negative version of those words or other comparable words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply, or increases in the price of EO or Co-60, including geopolitical risks related to the supply of Co-60 from Russia; changes in industry trends, environmental, health and safety regulations or preferences; the impact of current and future legal proceedings and liability claims, including litigation related to purported exposure to emissions of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; our ability to increase capacity at existing facilities, renew leases for our leased facilities and build new facilities in a timely and cost-effective manner; competition for qualified employees in the industries in which we operate; the risks of doing business internationally; and any inability to pursue strategic transactions or find suitable acquisition targets. For additional discussion of these risks and uncertainties, please refer to Company’s filings with the SEC, such as its annual and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
Non-GAAP Financial Measures
The Company does not provide a reconciliation of the forward-looking Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, and Net Leverage Ratio outlook to the most directly comparable GAAP measure, as this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain items, including, among others, uncertainties caused by the global COVID-19 pandemic, changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings. The variability of these items could have a potentially unpredictable, and a potentially significant, impact on our future GAAP results.
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Net Debt and Net Leverage Ratio, financial measures that are not based on any standardized methodology prescribed by GAAP.
We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
We define Adjusted EBITDA as Adjusted Net Income before interest expense and the mark-to-market impact of derivatives not accounted for as hedges, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income. Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net revenues.
We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.

Our Net Debt is equal to our total debt, including financing leases, plus unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
Our Net Leverage Ratio is equal to Net Debt divided by the trailing twelve-months of Adjusted EBITDA.
Constant currency is a non-GAAP financial measure we use to assess performance excluding the impact of foreign currency exchange rate changes. We calculate constant currency net revenues by translating prior year net revenues in local currency at the average exchange rates applicable for the current period. The translated results are then used to determine year-over-year percentage increases or decreases. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign currency exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the basis for the attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
INVESTOR RELATIONS
Joseph Vitale
Vice President Investor Relations, Sotera Health
IR@soterahealth.com
MEDIA
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com
Source: Sotera Health Company
###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Service	$221,529	$208,710	$427,747	$397,408
Product	45,110	43,207	75,646	66,657
Total net revenues	266,639	251,917	503,393	464,065
Cost of revenues:
Service	98,407	91,391	192,983	176,427
Product	17,836	16,765	31,139	28,505
Total cost of revenues	116,243	108,156	224,122	204,932
Gross profit	150,396	143,761	279,271	259,133
Operating expenses:
Selling, general and administrative expenses	63,132	49,828	122,674	102,293
Amortization of intangible assets	15,769	15,661	31,610	32,204
Total operating expenses	78,901	65,489	154,284	134,497
Operating income	71,495	78,272	124,987	124,636
Interest expense, net	14,044	19,163	24,448	40,445
Impairment of investment in unconsolidated affiliate	9,613	—	9,613	—
Loss on extinguishment of debt	—	—	—	14,312
Foreign exchange loss (gain)	(755)	76	33	654
Other expense (income), net	485	(2,764)	(2,482)	(6,654)
Income before income taxes	48,108	61,797	93,375	75,879
Provision for income taxes	17,690	19,182	32,316	22,199
Net income	30,418	42,615	61,059	53,680
Less: Net income attributable to noncontrolling interests	—	16	—	239
Net income attributable to Sotera Health Company	$30,418	$42,599	$61,059	$53,441

Earnings per share:
Basic	$0.11	$0.15	$0.22	$0.19
Diluted	0.11	0.15	0.22	0.19
Weighted average number of common shares outstanding:
Basic	279,990	279,078	279,910	278,953
Diluted	280,171	279,214	280,038	279,078

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Segment revenues:
Sterigenics	$157,792	$145,182	$307,254	$276,333
Nordion	50,478	49,125	84,480	75,043
Nelson Labs	58,369	57,610	111,659	112,689
Total net revenues	$266,639	$251,917	$503,393	$464,065
Segment income:
Sterigenics	$85,098	$79,569	$164,501	$148,030
Nordion	29,982	31,168	48,885	44,954
Nelson Labs	21,055	23,826	38,098	46,896
Total segment income	136,135	134,563	251,484	239,880
Less adjustments:
Interest expense, net(a)	17,144	19,163	33,894	40,445
Depreciation and amortization(b)	36,939	37,461	72,988	75,122
Share-based compensation(c)	5,801	3,493	10,339	6,942
Gain on foreign currency and derivatives not designated as hedging instruments, net(d)	(1,430)	(660)	(7,982)	(996)
Acquisition and divestiture related charges, net(e)	691	844	531	659
Business optimization project expenses(f)	470	275	574	536
Plant closure expenses(g)	478	756	1,149	1,298
Impairment of investment in unconsolidated affiliate(h)	9,613	—	9,613	—
Loss on extinguishment of debt(i)	—	—	—	14,312
Professional services relating to EO sterilization facilities(j)	17,678	10,644	35,737	24,043
Accretion of asset retirement obligation(k)	598	602	1,118	1,153
COVID-19 expenses(l)	45	188	148	487
Consolidated income before income taxes	$48,108	$61,797	$93,375	$75,879
(a)The three and six months ended June 30, 2022 excludes $3.1 million and $9.4 million, respectively, of unrealized gains on interest rate derivatives not designated as hedging instruments.
(b)Includes depreciation of Co-60 held at gamma irradiation sites.
(c)Represents non-cash share-based compensation expense.
(d)Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains on interest rate caps not designated as hedging instruments.
(e)Represents (i) certain direct and incremental costs related to the acquisitions of Regulatory Compliance Associates (“RCA”), the noncontrolling interests in our China subsidiaries, BioScience Labs in 2021, the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest in Nelson Labs Fairfield, and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(f)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of acquisitions, operating structure realignment and other process enhancement projects.
(g)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(h)Represents an impairment charge on our equity method investment in Auralux.
(i)Represents expenses incurred in connection with the repricing of our Term Loan in January 2021, including accelerated amortization of prior debt issuance and discount costs.
(j)Represents litigation and other professional fees associated with our EO sterilization facilities.
(k)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(l)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of June 30,	As of December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents, including restricted cash	$140,618	$106,924
Accounts receivable, net	119,852	108,183
Inventories, net	39,652	54,288
Other current assets	98,559	76,566
Total current assets	398,681	345,961
Property, plant, and equipment, net	699,571	650,797
Operating lease assets	29,853	39,946
Other intangible assets, net	543,057	598,844
Goodwill	1,116,002	1,120,320
Other assets	52,521	33,634
Total assets	$2,839,685	$2,789,502
Liabilities and equity
Total current liabilities	$142,021	$161,161
Long-term debt, less current portion	1,745,548	1,743,534
Other noncurrent liabilities	171,386	164,210
Deferred income taxes	144,730	134,501
Total liabilities	2,203,685	2,203,406
Total equity	636,000	586,096
Total liabilities and equity	$2,839,685	$2,789,502

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2022	2021
Operating activities:
Net income	$61,059	$53,680
Non-cash items	96,513	99,520
Changes in operating assets and liabilities	(49,316)	(18,944)
Net cash provided by operating activities	108,256	134,256
Investing activities:
Purchases of property, plant and equipment	(71,642)	(44,789)
Purchase of mandatorily redeemable noncontrolling interest in Nelson Laboratories Fairfield	—	(12,425)
Purchase of BioScience Laboratories, LLC, net of cash acquired	—	(13,760)
Adjustment to purchase of Regulatory Compliance Associates Inc.	450	—
Net cash used in investing activities	(71,192)	(70,974)
Financing activities:
Purchase of noncontrolling interests in China subsidiaries	—	(7,720)
Payments of debt issuance costs and prepayment premium	(27)	(3,661)
Other financing activities	(1,056)	(709)
Net cash used in financing activities	(1,083)	(12,090)
Effect of exchange rate changes on cash and cash equivalents	(2,287)	2,578
Net increase in cash and cash equivalents, including restricted cash	33,694	53,770
Cash and cash equivalents, including restricted cash, at beginning of period	106,924	102,454
Cash and cash equivalents, including restricted cash, at end of period	$140,618	$156,224

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$42,057	$36,615
Cash paid during the period for income taxes, net of tax refunds received	37,340	22,785
Purchases of property, plant and equipment included in accounts payable	17,923	9,670

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$30,418	$42,615	$61,059	$53,680
Amortization of intangibles	21,195	21,778	41,377	44,060
Share-based compensation(a)	5,801	3,493	10,339	6,942
Gain on foreign currency and derivatives not designated as hedging instruments, net(b)	(1,430)	(660)	(7,982)	(996)
Acquisition and divestiture related charges, net(c)	691	844	531	659
Business optimization project expenses(d)	470	275	574	536
Plant closure expenses(e)	478	756	1,149	1,298
Impairment of investment in unconsolidated affiliate(f)	9,613	—	9,613	—
Loss on extinguishment of debt(g)	—	—	—	14,312
Professional services relating to EO sterilization facilities(h)	17,678	10,644	35,737	24,043
Accretion of asset retirement obligation(i)	598	602	1,118	1,153
COVID-19 expenses(j)	45	188	148	487
Income tax benefit associated with pre-tax adjustments(k)	(9,732)	(8,863)	(17,584)	(22,996)
Adjusted Net Income	75,825	71,672	136,079	123,178
Interest expense, net(l)	17,144	19,163	33,894	40,445
Depreciation(m)	15,744	15,683	31,611	31,062
Income tax provision applicable to Adjusted Net Income(n)	27,422	28,045	49,900	45,195
Adjusted EBITDA(o)	$136,135	$134,563	$251,484	$239,880

Net Revenues	$266,639	$251,917	$503,393	$464,065
Adjusted EBITDA Margin	51.1%	53.4%	50.0%	51.7%
Weighted average number of shares outstanding:
Basic	279,990	279,078	279,910	278,953
Diluted	280,171	279,214	280,038	279,078
Earnings per share:
Basic	$0.11	$0.15	$0.22	$0.19
Diluted	0.11	0.15	0.22	0.19
Adjusted earnings per share:
Basic	$0.27	$0.26	$0.49	$0.44
Diluted	0.27	0.26	0.49	0.44
(a)    Represents non-cash share-based compensation expense.
(b)    Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains on interest rate caps not designated as hedging instruments.
(c)    Represents (i) certain direct and incremental costs related to the acquisitions of RCA, the noncontrolling interests in our China subsidiaries, BioScience Labs in 2021, the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest in Nelson Labs Fairfield, and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(d)    Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of acquisitions, operating structure realignment and other process enhancement projects.
(e)    Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(f)    Represents an impairment charge on our equity method investment in Auralux.
(g)    Represents expenses incurred in connection with the repricing of our Term Loan in January 2021, including accelerated amortization of prior debt issuance and discount costs.
(h)    Represents litigation and other professional fees associated with our EO sterilization facilities.
(i)    Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(j)    Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.
(k)    Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.

(l)    The three and six months ended June 30, 2022 excludes $3.1 million and $9.4 million, respectively, of unrealized gains on interest rate derivatives not designated as hedging instruments.
(m)    Includes depreciation of Co-60 held at gamma irradiation sites.
(n)    Represents the difference between the income tax provision as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (k).
(o)     $20.9 million and $21.8 million of the adjustments for the three months ended June 30, 2022 and 2021, respectively, and $40.7 million and $42.5 million of the adjustments for the six months ended June 30, 2022 and 2021, respectively, are included in cost of revenues, primarily consisting of amortization of intangibles, depreciation, and accretion of asset retirement obligations.

Sotera Health Company
Non-GAAP Financial Measures
($’s in thousands)
(unaudited)

	As of June 30,	As of December 31,
	2022	2021
Long-term debt	$1,745,548	$1,743,534
Current portion of finance leases	1,615	1,160
Finance leases less current portion	57,140	40,877
Total Debt	1,804,303	1,785,571

Add: unamortized debt issuance costs and debt discounts	18,002	20,016
Less: cash and cash equivalents	(139,564)	(106,924)
Total Net Debt	$1,682,741	$1,698,663

Adjusted EBITDA(1)	$492,833	$481,229
Net Leverage	3.4x	3.5x
(1)Represents Adjusted EBITDA for the twelve months ended June 30, 2022 and December 31, 2021, respectively. Refer to the reconciliations of Adjusted EBITDA to net income for additional detail.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Twelve Months Ended June 30,	Twelve Months Ended December 31,
	2022	2021
Net income	$124,500	$117,121
Amortization of intangibles	84,059	86,742
Share-based compensation(a)	17,267	13,870
Gain on foreign currency and derivatives not designated as hedging instruments(b)	(7,044)	(58)
Acquisition and divestiture related charges, net(c)	(6,146)	(6,018)
Business optimization project expenses(d)	986	948
Plant closure expenses(e)	2,178	2,327
Impairment of investment in unconsolidated affiliate(f)	9,613	—
Loss on extinguishment of debt(g)	6,369	20,681
Professional services relating to EO sterilization facilities(h)	57,350	45,656
Accretion of asset retirement obligation(i)	2,217	2,252
COVID-19 expenses(j)	422	761
Income tax benefit associated with pre-tax adjustments(k)	(33,088)	(38,500)
Adjusted Net Income	258,683	245,782
Interest expense, net(l)	67,641	74,192
Depreciation(m)	64,709	64,160
Income tax provision applicable to Adjusted Net Income(n)	101,800	97,095
Adjusted EBITDA(o)	$492,833	$481,229

Net Revenues	$970,806	$931,478
Adjusted EBITDA Margin	50.8%	51.7%
(a)Represents non-cash share-based compensation expense.
(b)Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains on interest rate caps not designated as hedging instruments.
(c)Represents (i) certain direct and incremental costs related to the acquisitions of RCA, the noncontrolling interests in our China subsidiaries, BioScience Labs in 2021, the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest in Nelson Labs Fairfield, and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, (iv) a $3.4 million gain recognized in the third quarter of 2021 related to the settlement of an insurance claim for Nordion, and (v) a $5.1 million non-cash gain in the fourth quarter of 2021 arising from the derecognition of an ARO liability no longer attributable to Nordion pursuant to the terms of the sale of the Medical Isotopes business in 2018.
(d)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of acquisitions, operating structure realignment and other process enhancement projects.
(e)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(f)Represents an impairment charge on our equity method investment in Auralux.
(g)Represents expenses incurred in connection with the January 2021 Term Loan repricing and full redemption of the First Lien Notes in August 2021, including accelerated amortization of prior debt issuance and discount costs, premiums paid in connection with early extinguishment and debt issuance and discount costs incurred for the new debt.
(h)Represents litigation and other professional fees associated with our EO sterilization facilities.
(i)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(j)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.
(k)Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(l)The twelve months ended June 30, 2022 excludes $9.4 million of unrealized gains on interest rate derivatives not designated as hedging instruments.
(m)Includes depreciation of Co-60 held at gamma irradiation sites.
(n)Represents the difference between the income tax provision as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (k).
(o)$83.5 million and $85.3 million of the adjustments for the twelve months ended June 30, 2022 and December 31, 2021, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.